Exhibit 99.1

For Further Information:

Renee Ketels, 616-233-0500

InvestorRelations@PeakResorts.com

For Immediate Release

Peak Resorts Promotes Christopher J. Bub to Vice President and Chief Accounting Officer

Wildwood, Missouri, July 28, 2016 – Peak Resorts, Inc. (NASDAQ: SKIS), a leading owner and operator of high-quality, individually branded ski resorts in the U.S., today announced that the company has promoted Christopher J. Bub to the newly created position of vice president and chief accounting officer, effective August 1, 2016. He currently serves as Peak Resorts’ corporate controller.

“Chris has been a tremendous asset to our company, serving as corporate controller for the past year,” said Stephen J. Mueller, vice president and chief financial officer. “Throughout his tenure, he has helped to round out our capabilities, in particular bringing expertise in acquisition integration, financial reporting and strategic analysis. This was especially evident with the addition of Hunter Mountain, which has made Peak Resorts the preeminent ski operator in the metro New York-area. This promotion is certainly well-deserved, and we are excited that Chris is becoming a larger part of our team as we continue to focus on our roadmap for growth.”

Bub, corporate controller, commented, “I am proud to be a part of the ongoing growth and development of our ski resort portfolio. I look forward to taking on additional responsibilities in this new role and continuing to execute against our strategy and vision for the future of Peak Resorts."

In his new role, Bub, 37, will lead the company’s accounting, finance and treasury teams. Before joining the company as corporate controller in June 2015, he served as senior director of finance for Nortek Global HVAC, formerly NORDYNE LLC, a manufacturer of heating and cooling equipment.

During his 15-year career, Bub has held a variety of managerial and leadership positions with companies like The Boeing Company, the world’s largest aerospace company and leading manufacturer of commercial airplanes and defense, space and security systems, and Deloitte & Touche, LLP, a leading professional services firm.

Bub is a registered Certified Public Accountant. He earned Bachelor of Science and Master of Accountancy degrees at the University of Missouri.

About Peak Resorts

Headquartered in Missouri, Peak Resorts, Inc. is a leading owner and operator of high-quality, individually branded ski resorts in the U.S. The company now operates 14 ski resorts primarily located in the Northeast and Midwest, 13 of which are company owned, including Hunter Mountain, the Catskills’ premier winter resort destination.

The majority of the resorts are located within 100 miles of major metropolitan markets, including New York, Boston, Philadelphia, Cleveland and St. Louis, enabling day and overnight drive accessibility. The resorts under the company’s umbrella offer a breadth of activities, services and amenities, including skiing, snowboarding, terrain parks, tubing, dining, lodging, equipment rentals and sales, ski and snowboard instruction and mountain biking and other summer activities. To learn more, visit the company’s website at ir.PeakResorts.com, or follow Peak Resorts on Facebook (https://www.facebook.com/skipeakresorts) for resort updates.